Exhibit 99.1

RF Monolithics Reports Third Quarter Financial Results

Business Stabilizes, Benefits From Decisive Action

DALLAS--(BUSINESS WIRE)--July 14, 2009--RF Monolithics, Inc. (NASDAQ:RFMI) today reported sales for the third quarter ended May 31, 2009 of $6.5 million, compared to sales of $12.8 million for the third quarter of the prior year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles (“GAAP”), of $1.98 million or $0.20 per share compared to a GAAP net loss of $1.42 million or $0.15 per share for the third quarter of the prior year.

The Company’s sales during the first nine months of fiscal 2009 were $24.5 million compared to $42.3 million for the prior year’s first nine months. For the nine months ended May 31, 2009, GAAP net loss was $3.5 million or $0.35 per share compared to GAAP net loss of $1.4 million or $0.14 per diluted share for the same period of the prior year.

President and CEO David M. Kirk commented, “The global economic situation continued to have a material effect on our performance in the third quarter. However, sales did stabilize and were flat with our second quarter. Sales into the medical market remained strong and represented 21% of our total sales. The automotive business recovered somewhat from our previous quarter, but will be a challenge for the next several quarters. The industrial markets continued to remain softer than anticipated. The diversity of the markets our products serve has helped stabilize sales in these challenging times.

“We did incur a large loss this quarter, of almost $2.0 million. However, $1.5 million of it relates to our testing of impairments for intangible assets, which is a non-cash charge and another $0.1 million relates to other nonrecurring costs. We believe our ongoing cost reduction program has put us in position to achieve a breakeven profit level at a $7.0 million to $7.5 million quarterly sales level, which is only slightly more than our current sales. The restructuring we did in December and the continuous controls put in place have had a very positive effect on operating expenses. Recurring operating expenses were significantly lower than last quarter at $2.6 million. We will be at this level or lower until we see signs of an economic recovery.

“More importantly, we have already achieved a slightly positive ongoing cash flow breakeven level as measured by Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). You will notice we have changed from reporting non-GAAP income to reporting EBITDA. A schedule showing our EBITDA has been included with this release. While EBITDA is still a non-GAAP number, it has an industry standard definition, which we will use to supplement the way we communicate our results going forward. In discussing our plans and results with financial institutions, EBITDA is a measure on which they place importance and with which they are readily familiar. In our third quarter we achieved positive EBITDA of $84,000 which is a dramatic improvement over both the sequential and comparable quarters. EBITDA was a negative $439,000 in the third quarter of our prior year and a negative $867,000 for our second quarter of this year. In contrast, our year to date GAAP loss was $3.5 million while our EBITDA year to date is only slightly negative at $148,000. This results from our recognition of a significant amount of non cash expenses.

“During the quarter, we took several steps to address our second-quarter non-compliance with our credit agreement. First, we closed a mortgage on our Dallas facility to refinance our term debt commitments that were due in coming quarters, including using excess cash generated in the transaction to reduce our revolving credit. Next, we signed a forbearance agreement that expires July 31, 2009 with our senior lender to address our contractual defaults. Our operating results for the third quarter were in compliance with our forbearance financial covenants and we also expect to remain in compliance during the term of the forbearance period. Lastly, the combination of improved operating results and a reduction in inventory of $1.2 million allowed us to pay down approximately $300,000 in bank debt, $500,000 in accounts payable to our suppliers and $400,000 in accrued liabilities, including severance pay resulting from this year’s reduction-in-force. Total liabilities were reduced almost $1.3 million in the quarter. By the end of our forbearance period, we expect to agree to an extension of the forbearance agreement or a typical credit agreement for our next fiscal year.

“While the global economic climate is still distressed and order visibility continues to be very limited, we are more comfortable that the business is stabilizing. Customer inventory levels appear to have been significantly reduced in many parts of the supply chain. We continue to work closely with our customers and partners to capitalize on any and all reasonable opportunities. With our current, lower cost structure we believe we can sustain our business at current revenue levels and be positioned for significant profitability whenever the economy truly recovers.”

Additional Details:

  Sales stable with last quarter and down 49% from our third quarter of last year.
    The Wireless Component business recovered by approximately 30% sequentially, while the module sales were still showing further decline in the surveying equipment market, which is dependent on construction activity. Our Wireless Solutions business remains at 56% of total sales due to Virtual Wire® sales and the strong medical market. We continue to benefit from our efforts to diversify into the Wireless Solutions business.
    Automotive market sales increased over 30% sequentially but were down almost 50% comparatively. This correlates to the sequential improvement in wireless component filter sales primarily into the satellite radio application as the supply chain returned to more normal production levels.
    Industrial market sales decreased 7% sequentially and 31% comparatively due to slowing demand for wireless modules for industrial surveying and telemetry which were adversely affected by the decline in construction.
    Medical market sales, mainly of our Wireless Solutions products, were down 11% from last quarter’s record sales but increased 1% comparatively, and represented 21% of total sales this quarter.
    Our top five customers correlated precisely to include one from each of the automotive, distribution, industrial, medical, and telecom markets. Sales to one customer exceeded 10% of sales for the quarter.
  Gross Profit at 35.9% was up 170 basis points from last quarter, despite a slight change in mix towards more Wireless Components segment products. However, the gross profit margins of our Wireless Components products improved during the quarter because of our cost savings efforts as well as several new programs for custom products that had higher than normal margins.
  Net loss for the quarter was $1.98 million. This included a net $1.5 million intangible asset impairment charges, and a $0.1 million non-recurring expense. This resulted from our testing to review intangible assets for impairment.
  We returned to generating positive EBITDA. We had positive EBITDA of $84,000 for the quarter.
  Operating cash flow has been $2.95 million positive year-to-date, although for the quarter was negative $200,000. The slight negative operating cash flow resulted from our need to pay down accounts payable that had increased in the previous quarter.
  We reduced inventory $1.2 million while sales held flat. We are aggressively managing inventories in pursuit of further reductions, but do not anticipate such a dramatic reduction in inventory in our fourth quarter. Inventory management remains a key as we balance the need to remain responsive to customers, who are providing reduced order visibility, against lead-time requirements of our suppliers.
  Our revolving line of credit is still reclassified as a current liability on our balance sheet. Debt to our senior lender was reduced $1.2 million in the current quarter, mainly from the proceeds of a mortgage on our Dallas facility.
  We continue to balance new product development with cost controls. On March 31st we announced the WSN802G, which is a low-power, low-cost 802.11b and 802.11g Wi-Fi sensor networking module. On June 1st we announced the LPR2430 Series of Radio Frequency (RF) transceiver modules, adding to our 802.15.4 wireless sensor networking line of products for original equipment manufacturers (OEMs) and on June 9th we announced the DNT2400, which is the second product in our innovative line of highly configurable, low-cost, long-range frequency hopping spread spectrum (FHSS) modules for OEMs.

Product Mix for current and comparative quarter sales were:

Wireless Solutions Group	Q3 FY09	Q2 FY09	Q3 FY08
Cirronet Modules	$1.3 Million	$1.9 Million	$2.4 Million
RFM Virtual Wire® & RFIC	$2.3 Million	$2.5 Million	$3.1 Million
Subtotal	$3.6 Million	$4.4 Million	$5.5 Million

Wireless Components Group
Low-power Components	$0.7 Million	$0.7 Million	$1.5 Million
Filter Products	$1.9 Million	$1.3 Million	$4.8 Million
Frequency Control Modules	$0.3 Million	$0.2 Million	$1.0 Million
Subtotal	$2.9 Million	$2.2 Million	$7.3 Million

Total Sales	$6.5 Million	$6.6 Million	$12.8 Million

Market Diversification for current and comparative quarter sales was:

	Q3 FY09*	Q2 FY09*	Q3 FY08*
Automotive	23%	18%	23%
Consumer	6%	7%	20%
Industrial	31%	33%	23%
Medical	21%	24%	11%
Telecom	13%	12%	18%
Other**	6%	6%	5%

Geographic Diversification for current and comparative quarter sales was:

	Q3 FY09	Q2 FY09	Q3 FY08
North America	49%	55%	41%
Europe	10%	13%	14%
Asia and the rest of the world	41%	32%	45%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by the distributors.

**Other includes the government and those sales through distribution which are not considered material for tracking by market application by RFM’s distributors.

Non-GAAP Financial Measures

As a supplemental disclosure, we report Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). While this is a Non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) in accordance with GAAP. Reconciliations of reported net income (loss) to EBITDA are included at the end of this news release.

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, our lenders willingness to work with us in structuring credit facilities as needed, maintaining favorable terms of sales with suppliers, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2008. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-397-0300, and asking to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-888-203-1112 (Pass code 2234270). This replay will be active from 7:00 p.m. ET, July 14, 2009, through August 14, 2009.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com, click on Investor Relations page, at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RF MONOLITHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Nine Months
	Ended May 31,		Ended May 31,
	2009	2008	2009	2008
SALES	$6,534	$12,779	$24,499	$42,277
COST OF SALES	4,187	8,136	15,679	26,283
GROSS PROFIT	2,347	4,643	8,820	15,994
OPERATING EXPENSES:
Research and development	818	1,803	3,130	5,434
Sales and marketing	1,020	2,092	3,974	6,473
General and administrative	742	984	2,663	3,233
Restructuring and fixed asset impairment	51	265	444	320
Impairment - intangibles	1,583	-	1,583	-
Total operating expenses	4,214	5,144	11,794	15,460
INCOME (LOSS) FROM OPERATIONS	(1,867)	(501)	(2,974)	534
OTHER INCOME (EXPENSE):
Interest income	-	1	1	16
Interest expense	(162)	(153)	(466)	(513)
Other	(1)	(8)	(25)	103
Total other expense	(163)	(160)	(490)	(394)
INCOME (LOSS) BEFORE INCOME TAXES	(2,030)	(661)	(3,464)	140
Income tax expense (benefit)	(113)	25	(100)	38
NET INCOME (LOSS) - continuing operations	(1,917)	(686)	(3,364)	102
NET LOSS - discontinued operations	(58)	(733)	(150)	(1,510)

NET LOSS	$(1,975)	$(1,419)	$(3,514)	$(1,408)

INCOME (LOSS) PER SHARE
Basic from continuing operations	$(0.19)	$(0.07)	$(0.34)	$0.01
Basic from discontinued operations	(0.01)	(0.08)	(0.01)	(0.16)
Basic	$(0.20)	$(0.15)	$(0.35)	$(0.15)

Diluted from continuing operations	$(0.19)	$(0.07)	$(0.34)	$0.01
Diluted from discontinued operations	(0.01)	(0.08)	(0.01)	(0.15)
Diluted	$(0.20)	$(0.15)	$(0.35)	$(0.14)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,976	9,758	9,906	9,567
Diluted	9,976	9,758	9,906	10,312

RF MONOLITHICS, INC.
EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)
	Three Months		Nine Months
	Ended May 31,		Ended May 31,
	2009	2008	2009	2008

Net Loss	$(1,975)	$(1,419)	$(3,514)	$(1,408)

Add back:
Interest expense	162	153	466	513

Taxes	(113)	25	(100)	38

Depreciation	241	281	772	976

Amortization:
Patents	63	56	192	137
Intangibles from acquisitions (1)	1,583	374	1,704	1,122
Stock compensation	123	91	332	363
Total amortization	1,769	521	2,228	1,622
(1) Includes impairment
EBITDA	$84	$(439)	$(148)	$1,741

RF MONOLITHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands)

	May 31,	August 31,
ASSETS	2009	2008
		(a)
CURRENT ASSETS:
Cash and cash equivalents	$307	$1,254
Trade receivables - net	4,816	8,434
Inventories - net	5,709	9,539
Prepaid expenses and other	314	265
Assets of discontinued operations	61	174
Total current assets	11,207	19,666

PROPERTY AND EQUIPMENT - Net	2,442	3,090
GOODWILL	556	556
INTANGIBLES - Net	369	2,073
OTHER ASSETS - Net	775	902
ASSETS OF DISCONTINUED OPERATIONS	-	79
TOTAL	$15,349	$26,366

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long term debt - bank	$4,681	$1,333
Current portion of mortgage	60	-
Capital lease obligations - current portion	39	48
Accounts payable - trade	2,970	5,406
Accrued expenses and other current liabilities	952	2,073
Liabilities of discontinued operations	10	321
Total current liabilities	8,712	9,181

LONG-TERM DEBT - Less current portion:
Notes payable - bank	-	8,097
Mortgage payable	835	-
Capital lease obligations	68	96
Total long-term debt	903	8,193

DEFERRED TAX LIABILITIES - Net	125	236
Total liabilities	9,740	17,610

STOCKHOLDERS' EQUITY:
Common stock: 10,013 and 9,812 shares issued	10	10
Additional paid-in capital	50,417	50,050
Common stock warrants	86	86
Treasury stock, 36 common shares at cost	(227)	(227)
Accumulated deficit	(44,677)	(41,163)
Total stockholders' equity	5,609	8,756
TOTAL	$15,349	$26,366

(a) Derived from audited financial statements.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
CFO
bbarnes@rfm.com